Exhibit 2.2

AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT
This AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated as of February 26, 2015, by and among Aleris Corporation, a Delaware corporation (“Parent”), and Real Alloy Holding, Inc. (f/k/a SGH Acquisition Holdco, Inc.), a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).
RECITALS
WHEREAS, Parent, Buyer, Aleris International, Inc., Aleris Holding Canada Limited, Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Dutch Aluminum C.V., Aleris Deutschland Vier GmbH Co KG, Evergreen Holding Germany GmbH and Signature Group Holdings, Inc. previously entered into a Purchase and Sale Agreement, dated as of October 17, 2014, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated January 26, 2015, by and among Parent and Buyer (as amended, the “Agreement”);
WHEREAS, Section 11.02(a) of the Agreement provides in relevant part that the Agreement can be amended only by an instrument in writing signed by Parent and Buyer; and
WHEREAS, Parent and Buyer have agreed to amend the Agreement as provided herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

AMENDMENTS TO AGREEMENT

1.1.    All references in the Agreement and this Amendment to the “Agreement” shall be deemed to mean the Agreement, as amended by this Amendment.

1.2.    Section 2.05(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The cash Purchase Price to be paid in accordance with Section 2.05(c) (the “Preliminary Cash Purchase Price”) shall equal: (i) Four Hundred Ninety Five Million Dollars ($495,000,000.00), plus (ii) Closing Date Cash reflected on the Preliminary Closing Statement, minus (iii) the excess (if any) of the Target Net Working Capital over the Preliminary Net Working Capital, plus (iv) the excess (if any) of the Preliminary Net Working Capital over the Target Net Working Capital, minus (v) Closing Date Indebtedness reflected on the Preliminary Closing Statement, minus (vi) Transaction Expenses set forth in the Preliminary Closing Statement.”

1.3.    Section 2.05(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Preliminary Cash Purchase Price shall be paid by Buyer at the Closing to the Sellers in accordance with written instructions delivered to Buyer at least two (2) Business Days prior to the Closing; provided that any amounts in respect of clauses (iii) or (iv) of Section 2.05(b) shall not be included in the calculation of Preliminary Cash Purchase Price for the purposes of determining the amount to be paid by Buyer at the Closing pursuant to this Section 2.05(c) and shall instead be paid in accordance with Section 2.05(d).”
1.4.    The following new Section 2.05(d) is hereby added to the Agreement immediately following Section 2.05(c) of the Agreement:

“If the Final Closing Statement has not been finally determined by the Parties in accordance with Section 2.06 by the date that is sixty (60) days after the Closing Date, on such date:
(i) if the Preliminary Net Working Capital exceeds the Target Net Working Capital, Buyer shall pay (or cause to be paid) to Parent the amount of such excess, by wire transfer of immediately available funds in accordance with written instructions delivered by Parent to Buyer; and
(ii) if the Target Net Working Capital exceeds the Preliminary Net Working Capital, Parent shall pay (or cause to be paid) to Buyer the amount of such excess, by wire transfer of immediately available funds in accordance with written instructions delivered by Buyer to Parent.”
1.5.    Section 7.01(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Subject in each case to all applicable Laws and the provisions of any Bargaining Agreement, effective no later than immediately prior to the Closing, Parent shall cause all Business Employees to be employed by a Business Entity.”
1.6.    Section 7.01(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

For the one-year period following the Closing Date or such longer period as may be required by applicable Law or Contract, the Business Entities shall provide the Business Employees with (i) compensation, including base salary, that is at least equal to the compensation, including base salary, that is in effect for Business Employees immediately prior to the Closing and (ii) benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Business Employees immediately prior to Closing; provided, that for purposes of determining comparability, any retention bonuses, severance agreements or arrangements of the type provided under the Severance Arrangements and de minimis fringe benefits shall be disregarded, and provided further that comparable compensation and benefits for these purposes shall not include any equity compensation plans, programs or opportunities.
1.7.    The first sentence of Section 7.01(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding Section 7.01(b), in no event shall Buyer or, following the Closing, any Business Entity have any liability under the Severance Arrangements; provided, however, to the extent the employment of any Business Employee is terminated by Buyer or any Business

Entity within twelve (12) months after the Closing such that a severance or termination payment would be due to such Business Employee under a Severance Arrangement, Buyer shall not, and shall cause the Business Entities to not, except as required by Law, re-hire any such Business Employee within six (6) months of the date of such Business Employee’s termination of employment.”
ARTICLE II
MISCELLANEOUS

2.1.    Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

2.2.     Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and neither party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

2.3.    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)This Amendment, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), shall be governed by and construed in accordance with the law of the State of New York, without regard to the choice of law or conflicts of law principles thereof that could cause the application of the laws of another state or jurisdiction. The parties hereto expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of New York.

(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court sitting in the State of New York located in New York County or, if such courts shall not have jurisdiction, the state courts sitting in the State of New York in New York County, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Amendment or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in such state courts or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in such state courts or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in such state courts or such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.01 of the Agreement. Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by Law.

(c)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.3(c).
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first above written.
BUYER:
REAL ALLOY HOLDING, INC.
By:      /s/ Kyle Ross
Name: Kyle Ross
Title: Vice President and Assistant Secretary

[Signature Page to Amendment No. 2 to Purchase and Sale Agreement]

PARENT:
ALERIS CORPORATION

By: _/s/ Eric M. Rychel_____________________
Name: Eric M. Rychel
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to Purchase and Sale Agreement]